Cohen Fund Audit Services, Ltd. 1350 Euclid Ave., Ste 800 Cleveland, OH 44115-1877	440.649.1700 440.579.0111 fax
www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated October 18, 2012 on the financial statements of AlphaMark Investment Trust, comprising AlphaMark Large Cap Growth Fund and AlphaMark Small Cap Growth Fund, as of August 31, 2012 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to AlphaMark Investment Trust’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
December 28, 2012

Registered with the Public Company Accounting Oversight Board